EXHIBIT 10.8

MANAGEMENT AGREEMENT

This agreement is made as of the [   ] day of [   ], 2012 (the “Effective Date”) between MARSH IAS MANAGEMENT SERVICES (BERMUDA) LTD., a Bermuda company (“MARSH IAS”), and NEWSOURCE REINSURANCE COMPANY LTD., a Bermuda company (“NEWSOURCE”).

NEWSOURCE is duly licensed to carry on business as an insurance company under the laws of Bermuda.

1.                                      MARSH IAS’S SERVICES.  MARSH IAS will render the following services to NEWSOURCE, subject to the limitations and exceptions set forth herein:

(a)                                 Underwriting of (Re)insurance by NEWSOURCE.  Upon the prior written instructions of NEWSOURCE, MARSH IAS shall use its best efforts to cause NEWSOURCE to underwrite specific insurance risks within a given class of insurance business; provided, however, that MARSH IAS shall act within any restrictions set forth in writing to MARSH IAS by NEWSOURCE and/or The Bermuda Monetary Authority — Insurance Division in Bermuda (the “Bermuda Monetary Authority”).

(b)                                 Policyholder Service.  Subject to the risks being accepted by NEWSOURCE or the underwriters retained by NEWSOURCE, MARSH IAS shall issue and endorse policies, and, if so instructed in writing by NEWSOURCE, terminate or cancel policies and issue notices of cancellation. MARSH IAS shall bill, receive and render receipts for premiums due to NEWSOURCE in accordance with the terms and conditions of each policy of insurance issued and in accordance with the written instructions of NEWSOURCE. MARSH IAS shall have full authority hereunder to take whatever action, at NEWSOURCE’s cost and expense, it deems necessary or appropriate to attempt to collect premiums, including, if so instructed by NEWSOURCE, the cancellation of policies.  MARSH IAS shall have no liability for uncollected premiums.

(c)                                  Claims.  MARSH IAS shall, in accordance with written instructions from NEWSOURCE, accept or reject claims, settle claims and arrange for the adjustment of losses and defense of actions, as necessary or appropriate, arising out of contracts of insurance and reinsurance.

(d)                                 Ceding Reinsurance.  If NEWSOURCE desires to cede reinsurance, MARSH IAS shall refer NEWSOURCE to entities capable of making such a placement, which entities may be MARSH IAS affiliates.  Any brokerage normal to such transactions shall be retained by any insurance broker, including any affiliate of MARSH IAS, appointed by NEWSOURCE to place such reinsurance.

(e)                                  Assuming Reinsurance.  If NEWSOURCE desires to underwrite reinsurance, MARSH IAS shall refer NEWSOURCE to entities capable of arranging the assumption of reinsurance by NEWSOURCE, which entities may be MARSH IAS affiliates.  NEWSOURCE acknowledges that the Bermuda Monetary Authority may restrict or impose conditions on NEWSOURCE’s assumption of reinsurance.

(f)                                   Advice on Insurance Programs.  Upon the request of NEWSOURCE and to the extent authorized by applicable law, MARSH IAS shall assist NEWSOURCE in the analysis of insurance and reinsurance programs which NEWSOURCE is contemplating, or has issued insurance or reinsurance policies.  MARSH IAS is not licensed to practice law and its advice should not be construed as legal advice.

(g)                                 Principal Representative.  NEWSOURCE appoints MARSH IAS, and MARSH IAS agrees to act as, Principal Representative of NEWSOURCE for the purposes of the Insurance Act (Bermuda), 1978 and the amendments and Regulations made thereunder (the “Insurance Act”).

(h)                                 Other Services.  MARSH IAS shall perform such other services as may from time to time be agreed upon between MARSH IAS and NEWSOURCE.

(i)                                    Technical title insurance underwriting services. Pursuant to an agreement between ATLTISOURCE SOLUTIONS S.À R.L. a private limited liability company organized under the laws of the Grand Duchy of Luxembourg together with its subsidiaries and affiliates (“ALTISOURCE”) and NEWSOURCE (the “TSA”). Under the TSA, ALTISOURCE will provide MARSH IAS with a bundled service platform providing MARSH IAS with the technical title insurance underwriting services and specific resources to enable MARSH IAS to manage NEWSOURCE’s day-to-day title reinsurance operations.  MARSH IAS will supervise and report to NEWSOURCE’s board of directors regarding ALTISOURCE’s performance with respect to the TSA.  MARSH IAS will refer all technical title insurance underwriting matters to ALTISOURCE and agrees to comply with ALTISOURCE guidance on all technical title insurance underwriting matters.  Marsh IAS agrees to satisfy all information requests from ALTISOURCE in a timely manner. A copy of this service agreement shall be attached hereto as Schedule 3.

2.                                      OFFICE RECORDS; REPORTS; EXAMINATIONS; INVESTMENTS AND ACCOUNTS.

(a)                                 Office, Books and Records.  MARSH IAS shall keep, in a manner and form approved by or acceptable to NEWSOURCE, true and complete books of account and records of all business conducted under and pursuant to this Agreement and shall, at all reasonable times, make available for examination and inspection to a duly authorized representative of NEWSOURCE or the Bermuda Monetary Authority (the “BMA”), all such books and records. Whenever practicable, such books and records will be kept in an electronic format. Such books and records shall remain the property of NEWSOURCE and shall be delivered promptly to NEWSOURCE or its designee following any termination hereof, but MARSH IAS shall have the right at any time within six years after any termination hereof to inspect such books and records and to make copies thereof or extracts therefrom.

(b)                                 Reports to NEWSOURCE.  NEWSOURCE’s fiscal year shall begin on January 1 and shall end on December 31 of each year.  Based on information made available to MARSH IAS, MARSH IAS shall prepare NEWSOURCE’s financial statements on a monthly basis and, if requested by NEWSOURCE, MARSH IAS shall periodically prepare such other reports as shall be agreed to by MARSH IAS and NEWSOURCE.

(c)                                  Reports and Examinations.  MARSH IAS shall prepare and file for NEWSOURCE all Bermudian governmental reports and all other applications and reports as shall be required by the Insurance Act. NEWSOURCE shall be responsible for any associated fees or taxes. NEWSOURCE shall furnish to MARSH IAS any information in its possession necessary for such reports.

MARSH IAS shall notify NEWSOURCE when it learns of any proposed or actual examination or investigation by the BMA or other authorized parties of the business and affairs of NEWSOURCE and MARSH IAS shall reasonably cooperate with any such examination or investigation.

(d)                                 Bank Accounts. MARSH IAS shall open, maintain and operate bank accounts in the name of NEWSOURCE, and shall make deposits therein and disbursements therefrom in accordance with such limitations and restrictions as may be set forth in written instructions from, or in resolutions passed by the board of directors of, NEWSOURCE (collectively, “Cash Guidelines”). MARSH IAS shall invest the funds of NEWSOURCE, or liquidate or change such investments only in accordance with such Cash Guidelines. NEWSOURCE may change such Cash Guidelines from time to time, but MARSH IAS shall not be required to recognize such change until MARSH IAS has received written notice thereof. In the event and so long as NEWSOURCE has not provided MARSH IAS with Cash Guidelines, MARSH IAS shall invest the funds of NEWSOURCE solely in overnight deposits in [Bank]. MARSH IAS shall have no liability whatsoever for the soundness of any investments made hereunder, the amount of return from such investments, or the solvency of the institution in which they may be deposited or invested.

(e)                                  Information Provided to MARSH IAS.  NEWSOURCE shall keep MARSH IAS informed during the term hereof of all material developments relating to the business of NEWSOURCE and shall promptly furnish to MARSH IAS executed sets of all minutes of the meetings of and the resolutions adopted by the shareholders and the board of directors of NEWSOURCE.  NEWSOURCE shall allow a MARSH IAS employee to attend all NEWSOURCE board of directors meetings.

(f)                                   Authority of MARSH IAS.  MARSH IAS shall have all the power and authority necessary or desirable to carry out its duties and obligations hereunder, which shall include the right to engage, as an independent contractor, any person, corporation or other organization to perform any functions to be performed hereunder by MARSH IAS. The authority granted hereunder shall specifically include the right to engage other MARSH IAS affiliates.

(g)                                 Confidentiality. MARSH IAS acknowledges that all non-public information disclosed by NEWSOURCE or which comes to its attention during the course of performing services hereunder (“Confidential Information”) constitutes a valuable asset, is proprietary to NEWSOURCE, and that MARSH IAS has a duty to keep such information strictly confidential.  MARSH IAS will not disclose such information, or permit its employees, officers or agents to disclose such information to any person outside MARSH IAS, without NEWSOURCE’s prior written consent.  MARSH IAS shall take all steps reasonably required to maintain the confidentiality of Confidential Information in its possession.  The transmission of Confidential Information via electronic data transmission networks which provide for the security of users’ data shall be deemed consistent with MARSH IAS’ obligations hereunder unless such use is contrary to NEWSOURCE’s express instructions.

The restrictions and agreements set forth herein shall not apply to any Confidential Information

(i) which at the time disclosed to or obtained by MARSH IAS is in the public domain; (ii) which becomes part of the public domain through no act, omission or fault of MARSH IAS; (iii) which MARSH IAS’ records demonstrate was developed independently by MARSH IAS or was received by MARSH IAS from a third party which MARSH IAS had not reason to believe had any confidentiality or fiduciary obligation to NEWSOURCE with respect to such information. This provision, however, shall in no way limit MARSH IAS’s responsibility to disclose information as required by law.  The obligations of this section shall survive the termination of this Agreement by ten years.

3.                                      RELATIONSHIP BETWEEN PARTIES; LIMITATION OF RESPONSIBILITY.

(a)                                 Independent Contractors. This Agreement establishes a relationship of independent contractors between the parties. As such, subject to the terms hereof, each shall conduct its business at its own initiative, responsibility and expense, and shall have no authority to incur any obligation on behalf of the other party. No third party shall have or be deemed to acquire any rights hereunder. Neither party shall use the name of the other party or any affiliate of such other party in any public document, advertising, public relations release or any other publicity without the prior written consent of such other party.

(b)                                 Compliance with Laws.  MARSH IAS shall use its best efforts to advise NEWSOURCE regarding compliance with the Insurance Act and related amendments, regulations, guidance notes and the Insurer’s Code of Conduct. MARSH IAS shall not be responsible for advice on compliance with the laws in any other jurisdiction in which NEWSOURCE does business. MARSH IAS is not licensed to practice law and its advice should not be construed as legal advice.

(c)                                  Scope of Services.  The obligations of MARSH IAS hereunder are limited to the good faith performance of the services to NEWSOURCE set forth herein. MARSH IAS is entitled to rely on information or instructions (oral or written) provided by NEWSOURCE and MARSH IAS shall have no responsibility for the accuracy, authenticity or completeness of such information or instructions. MARSH IAS shall not have any other or further obligations or responsibilities to NEWSOURCE, including, but not limited to, any obligation or responsibility for the payment of any insurance or reinsurance premiums, the profitability of the business of NEWSOURCE, the solvency of any person (including NEWSOURCE) or the failure of third parties (including insurers and reinsurers) to fulfill their obligations.

(d)                                 Limit of Liability.  In no event shall either party to this Agreement be liable for any indirect, special, incidental, consequential or punitive damages or for any lost profits arising out of or relating to any services provided by MARSH IAS or its affiliates.  The aggregate liability of MARSH IAS, its affiliates and its and their employees to NEWSOURCE or its affiliates arising out of or relating to the provision of services by MARSH IAS or its affiliates shall not exceed three times the fee paid to MARSH IAS hereunder for the contract year in which the services giving rise to such liability were provided by MARSH IAS or its affiliates.  This provision applies to the fullest extent permitted by applicable law.

(e)                                  Indemnification.  NEWSOURCE shall indemnify and hold harmless MARSH IAS, its officers, directors, employees (including those employees acting in the capacity of a director of officer of NEWSOURCE), agents and affiliates from and against any losses, claims, damages, liabilities, cost or expenses, including reasonable attorneys’ fees and expenses of investigation

(collectively, “Losses”), to which MARSH IAS may become subject in connection with the services it provides hereunder except to the extent that a court having jurisdiction shall have determined by a final judgment that such Losses resulted from MARSH IAS’s willful misconduct or fraud. NEWSOURCE shall cause its parent corporation to guarantee NEWSOURCE’s obligation to indemnify and hold harmless MARSH IAS. The provisions of this section shall survive the expiration or termination of this Agreement, including any extensions thereof.

(f)                                   Coverage for Directors and Officers.  If an employee of MARSH IAS acts as a director or officer of NEWSOURCE, such person shall be insured under NEWSOURCE’s directors and officers liability policy, or under the directors and officers liability policy of the parent corporation of NEWSOURCE, and certification or other evidence of such coverage shall be attached hereto as Schedule 2 and made a part hereof. NEWSOURCE shall notify MARSH IAS if such coverage is terminated or if changes are made to such coverage affecting MARSH IAS. The provisions of this section shall survive the expiration or termination of this Agreement, including any extensions thereof. Any employee of MARSH IAS acting as a director of NEWSOURCE shall be considered a non-executive director in any event and the board minutes of NEWSOURCE must reflect same.

4.                                      COMPENSATION AND EXPENSES.

Fees and expenses for MARSH IAS’s services hereunder shall be determined and paid in accordance with Schedule 1, which is attached hereto and made a part hereof. MARSH IAS agrees to disclose to NEWSOURCE any other compensation to be earned by MARSH IAS in connection with the services to be provided to NEWSOURCE hereunder, and to obtain NEWSOURCE’s written consent prior to accepting such other compensation.

5.                                      EFFECTIVE DATE AND TERMINATION.

(a)                                 Effective Date and Normal Termination.  This Agreement shall become effective on the Effective Date and shall continue from year to year until terminated by the agreement of the parties; provided, however, that either party may terminate this Agreement at any time by giving not less than ninety (90) days’ written notice to the other party of its intention to do so. Upon the expiration or termination hereof, MARSH IAS shall have no further duties or obligations hereunder unless specifically set forth herein or otherwise agreed to by the parties.

(b)                                 Termination for Breach or Bankruptcy.  This Agreement may also be terminated forthwith by written notice of termination to the other party upon the occurrence of either of the following:

(i)                                     If such other party fails to perform or observe, or commits a breach of, any provision hereof, and fails to cure, remedy or satisfactorily explain such failure or breach within thirty (30) days following delivery to such other party of a written notice of the alleged failure or breach, or

(ii)                                  If such other party become insolvent (in the legal sense) or files a voluntary petition in bankruptcy, or makes an assignment for the benefit of creditors; or if a committee of creditors or other representative is appointed to represent its business or an involuntary petition in bankruptcy is filed against it, and the party fails within thirty

(30) days following the appointment of such committee or representative or the filing of such involuntary petition to cause the discharge of such committee or representative or the dismissal of such petition; or if the other party commits any other act indicating insolvency.

6.                                      MISCELLANEOUS.

(a)                                 Non-Exclusivity.  This Agreement shall not in any way prevent MARSH IAS from performing similar services for third parties.

(b)                                 Foreign Exchange.  MARSH IAS shall convert all expenses and costs paid by MARSH IAS on behalf of NEWSOURCE in any currency other than United States dollars to United States dollars at the conversion rate in effect on the date that MARSH IAS paid the expenses or costs, so that all exchange gain or loss incident thereto shall be incurred by or inure to the benefit of NEWSOURCE.

(c)                                  Assignments.  Neither this Agreement nor any right, benefit or obligation conferred or imposed hereunder is assignable in whole or in part, whether by operation of law or otherwise, by either party hereto without the prior written consent of the other party; provided, however, that either party may make such an assignment to a corporation which controls, is controlled by, or is under common control with the assignor.

(d)                                 Successors and Assigns.  This Agreement shall be binding upon the successors, legal representatives or permitted assigns of the parties hereto.

(e)                                  MARSH IAS Personnel.  NEWSOURCE agrees that neither it nor any NEWSOURCE affiliate will during the term of this Agreement, or for twelve months after termination, hire or solicit to hire any MARSH IAS employees who have provided captive management services within the scope of this Agreement, for the purposes of providing captive management services to NEWSOURCE or any NEWSOURCE affiliate, without the express written consent of MARSH IAS, provided, however, that in no event shall this Agreement restrict any general solicitation of employment by NEWSOURCE.  In the event NEWSOURCE or NEWSOURCE affiliate hires any MARSH IAS employee as a result of a violation of this paragraph (e) during the term of this Agreement or within the twelve months following the termination of this Agreement, NEWSOURCE agrees to pay to MARSH IAS an amount equal to one hundred percent (100%) of the MARSH IAS employee’s gross annual salary during the most recent twelve months of the MARSH IAS employee’s employment with MARSH IAS. NEWSOURCE and MARSH IAS agree that the amount payable to MARSH IAS for hiring of its employees is a reasonable forecast of the probable harm that will be caused MARSH IAS by such an event and that the amount is not a penalty.

(f)                                   Entire Agreement.  All prior negotiations and agreement between the parties hereto relating to the subject matter hereof are superseded by this Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein, except as subsequently modified by an instrument signed by the parties hereto.

(g)                                 Waivers.  The failure of either party at any time to require the other party’s performance of any obligation hereunder shall not affect the right to require performance of that obligation in the future. Any waiver by either party of any breach of any provision hereof shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver or modification of the provision itself, or a waiver or modification of any other right hereunder.

(h)                                 Notices.  Any notice or other communication required or permitted hereunder shall be deemed given upon delivery if delivered personally, or three days after mailing if mailed by an international overnight courier if such courier provides evidence of receipt, or the next business day if sent by facsimile and confirmed by mail, as follows:

To MARSH IAS:	MARSH IAS Management Services (Bermuda) Ltd.
P.O. Box HM 1826
Hamilton HM HX, Bermuda
Attention: Legal Counsel

To NEWSOURCE:	NEWSOURCE REINSURANCE COMPANY, LTD.
[Address]

or to such other addresses as such parties shall have last designated by notice to the other parties.

(i)                                    Captions.  The captions of the several sections of this Agreement are inserted solely for convenience of reference, and are neither a part of nor intended to govern, limit or aid in the construction of any term or provision hereof.

(j)                                    Governing Law.  The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of Bermuda.

(k)                                 Dispute Resolution. Any dispute or claim arising out of or relating to this Agreement, including its formation and validity, shall be referred to binding arbitration in accordance with the Bermuda Arbitration Act 1986 and amendments thereto (the “Bermuda Arbitration Act”).  Arbitration shall be initiated by the delivery, by mail, facsimile, or other reliable means, of a written demand for arbitration by one party to the other party.  The arbitration shall be held in Hamilton, Bermuda or such other place as the parties may mutually agree.  The arbitration shall be conducted by a panel of three arbitrators, with each party selecting one arbitrator and the two arbitrators selecting the third arbitrator.  If the two arbitrators are unable to agree upon the third arbitrator, the third arbitrator shall be selected in accordance with the Bermuda Arbitration Act.  None of the arbitrators shall be under the control of any of the parties, and none shall have any financial interest in the outcome of the arbitration.  Each of the arbitrators shall be an active or retired officer of an insurance or reinsurance company with at least fifteen years insurance industry or reinsurance experience and a member of a recognized body of arbitration professionals. The arbitrator shall render the award in writing.  Judgment upon the award may be entered in any court having jurisdiction.  Each party shall pay an equal share of the fees and expenses of the arbitrator and of the other expenses of the arbitration.

(l)                                    Submission to Jurisdiction.  Each of the parties expressly and irrevocably submits to the exclusive jurisdiction of the courts of Bermuda for immediate injunctive relief or enforcement of an arbitration award that would not be available in arbitration.  Each of the parties agrees to commence any action, suit or proceeding relating to this Agreement in the courts of Bermuda that are unable to be brought by way of the arbitration process.  Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated herein in the courts of Bermuda and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each of the parties further expressly and irrevocably waives any claim or defense in any such action, suit or proceeding in either such court based upon any lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis unless any such action, suit or proceeding should have been brought pursuant to the agreed arbitration process.

(m)                             Severability.  It is the intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permitted by applicable law.  To the extent that the terms set forth in this Agreement or any word, phrase, clause or sentence is found to be illegal or unenforceable for any reason, such word, phrase, clause or sentence shall be modified or deleted in such manner so as to afford the party for whose benefit it was intended the fullest benefit commensurate with making this Agreement, as modified, enforceable, and the balance of this Agreement shall not be affected thereby, the balance being construed as severable and independent.

(n)                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(o)                                 Survival.  The representations, warranties and agreements contained or referred to herein, shall survive the termination hereof, provided that no claims may be initiated by or on behalf of any party against any other party on the basis of such representations, warranties and agreements after three years from the termination hereof, unless based upon a breach or failure to comply with an agreement which is to be performed or complied with in whole or in part after three years from the termination hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

[SIGNATURES ON THE FOLLOWING PAGE]

MARSH IAS MANAGEMENT SERVICES (BERMUDA) LTD.

By:

Title:

NEWSOURCE REINSURANCE COMPANY, LTD.

By:

Title:

SCHEDULE 1

COMPENSATION PROVISION

Time and Expense

(a)                                 Fees. In consideration for the services to be performed hereunder by MARSH IAS, NEWSOURCE shall pay to MARSH IAS an amount equal to (i) a fixed two hundred and fifty thousand dollars ($250,000) per year payable in equal quarterly installments of sixty-two thousand five hundred dollars ($62,500) during the contract year (the “Fixed Fee”),  plus (ii) a 1% share of title reinsurance premiums written (the “Performance Fee”)(1). For the purposes hereof a contract year shall mean a twelve (1) month periods commencing on each anniversary of the Effective Date.

(b)                                 Adjusting the Fixed Fee.  Should either party wish to adjust the Fixed Fee for the subsequent contract year, then not later than 60 days prior to the expiration of the then current contract year the parties shall negotiate in good faith to establish said Fee for the subsequent contract year. In the absence of an agreement to adjust the Fixed Fee, the Fixed Fee for the subsequent contract year shall be increased by the percentage by which the Bermuda consumer price index has increased during the current contract year.

(c)                                  Expenses.  All salaries and fringe benefits of MARSH IAS personnel rendering services hereunder shall be at the expense of MARSH IAS without reimbursement by NEWSOURCE.  MARSH IAS shall charge NEWSOURCE an additional amount equal to 5.5% of the Fixed fee payable in accordance with paragraph (a) above to cover printing costs (e.g. policies and endorsement forms); office supplies (e.g. stationery, office forms and invoices); photocopy and other reproduction charges; telephone and fax charges; record archive charges; and all other out of pocket expenses, overhead costs, expenses and charges incurred in, or incidental to, its business. NEWSOURCE shall be responsible for all other costs such as filing and examination fees; lawyers’ and accountants’ fees, fees for any other services contracted for or on behalf of NEWSOURCE excluding those under the provisions of Section 2(f) hereof; premium and other taxes; and all costs, charges and expenses relative to the processing, handling and adjustment of claims and losses under coverages authorized and/or written by NEWSOURCE. If any such expenses are advanced and paid by MARSH IAS on behalf of NEWSOURCE, NEWSOURCE shall reimburse MARSH IAS therefor upon receipt of the statement noted below.

(d)                                 Billing and Payments.  MARSH IAS shall invoice to NEWSOURCE, within thirty (30) days after the end of each month, any fees and expenses which are due and payable in respect of the immediately preceding month. Payment of the amount set forth in the invoice shall be due ten (10) days subsequent to the date of the invoice.

(1) NewSource’s audited Bermuda statutory financial statements will be the basis for determining the Performance Fee. It is expected that the Performance Fee will be paid as soon as practicable after the year-end audit has been completed.

SCHEDULE 2

DIRECTORS’ and OFFICERS’ COVERAGE

Copy of Certificate

SCHEDULE 3

Title Services Agreement, entered into as of [   ], 2011, by and between NewSource Reinsurance Company, Ltd. and ATLTISOURCE SOLUTIONS S.À R.L.